A0659317

OFFICE OF THE [SEAL] SECRETARY OF STATE

State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

[SEAL]	APR 10 2007

/s/ Debra Bowen
DEBRA BOWEN
Secretary of State

Exhibit 2.2
Page 1 of 2 Pages

A0659317

ENDORSED - FILED In the office of the Secretary of State Of the State of California MAR 30 2007

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the president and the secretary, respectively, of ELECTRONIC MEDIA CENTRAL, CORPORATION, a California corporation.

2.	ARTICLE I of the Articles of Incorporation of this corporation is amended to read as follows:

I

The name of this corporation is:

MORRIS BUSINESS DEVELOPMENT COMPANY

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.
The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 1,300,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: March 27, 2007	/s/ Roger Casas
Roger Casas, President

/s/ George Morris
George Morris, Secretary

Exhibit 2.2
Page 2 of 2 Pages